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                                                                   EXHIBIT 10.23

                                                                  EXECUTION COPY

                              AMENDED AND RESTATED
                                OMNIBUS AMENDMENT
                                       TO
                                 NOTE AGREEMENTS

                  THIS AMENDED AND RESTATED OMNIBUS AMENDMENT TO NOTE AGREEMENTS (this "Amendment") is entered into as of October 27, 2003 between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and GREY GLOBAL GROUP INC., a Delaware corporation (the "Company").

                  WHEREAS, the Company and Prudential are parties to (1) that certain Note Agreement, dated as of November 13, 2000 (as amended, supplemented and in effect as of the date of effectiveness hereof, the "2000 Note Agreement") relating to the issue and sale of the Company's 8.17% Senior Notes Due November 13, 2007, and (2) that certain Note Agreement, dated as of March 14, 2003 (as amended, supplemented and in effect as of the date of effectiveness hereof, the "2003 Note Agreement"; and collectively with the 2000 Note Agreement, the "Note Agreements") relating to the issue and sale of the Company's 7.41% Senior Notes Due March 14, 2009;

                  WHEREAS, the Company and Prudential agreed to certain amendments to the Note Agreement, subject to certain limitations and conditions, as provided for in the Omnibus Amendment To Note Agreements (the "Existing Amendment"), dated as of October 21, 2003, between Prudential and the Company; and

                  WHEREAS, at the Company's request, the Company and Prudential have agreed to amend and restate the Existing Amendment, in its entirety, to incorporate certain additional amendments to the Note Agreement and modifications to such Existing Amendment, subject to certain limitations and conditions, all as provided for herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Amendments to Note Agreement. Prudential and the Company hereby agree as follows:

         (a)      Paragraph 6 of each Note Agreement is hereby amended by:

                  (i) amending Paragraph 6F thereof, in each case, by inserting the following, new paragraph immediately following the first paragraph thereof and immediately before Paragraph 6G:

                                    "For purposes of this Paragraph 6F only, the
                           amount of Fixed Charges determined for any period shall be decreased by an amount equal to the lesser of (i) the amount of Interest Charges for such period attributable to the Incremental Debentures (as defined below) outstanding at such time, and (ii) $1,250,000. "INCREMENTAL DEBENTURES" shall mean,
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                           so long as the aggregate, outstanding principal
                           amount of the Debentures exceeds $125,000,000, a portion of the Debentures equal to the lesser of (A) the amount by which the aggregate, outstanding principal amount of the Debentures exceeds $125,000,000, and (B) $25,000,000."; and

                  (ii) deleting Paragraph 6H thereof (in each case) in its entirety, and replacing it (in each case) with the following new Paragraph 6H in it's entirety:

                  "6H. OPTIONAL PAYMENTS AND MODIFICATIONS OF CERTAIN DEBT INSTRUMENTS. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to (i) the Debentures or (ii) if, at the time thereof or after giving effect thereto, a Default of Event of Default shall have occurred and be continuing or the Company shall not be in pro forma compliance with the financial covenants incorporated pursuant to paragraph 6G above, any other Indebtedness in respect of any private placement or public offering of notes or debt securities; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of or applicable to the Debentures including, without limitation, the Indenture (other than any such amendment, modification, waiver or other change that (x) (i) would only operate to extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee, or (y) would only operate to cure any ambiguity, defect or inconsistency, so long as such amendment, modification, waiver or other change is acceptable to the Required Holders).".

         (b) Paragraph 7A of the Note Agreement is hereby amended by inserting the following, new clause (xv) in its entirety immediately following clause (xiv) thereof, and immediately before the last paragraph of Paragraph 7A:

                  "(xv) a Change of Control;".

         (c) Each of the Note Agreements is hereby amended by deleting (in their entirety) the respective definitions of "CONSOLIDATED CASH FLOW", "CONSOLIDATED NET WORTH", and "TOTAL BORROWED FUNDS" set forth in Paragraph 10B thereof, respectively, and replacing them, respectively, in each case, with the following new definitions (in the appropriate alphabetical order):

                  ""CONSOLIDATED CASH FLOW" for any period shall mean the sum of Consolidated Net Income, depreciation expenses, amortization costs (including amortization of restricted stock and employee stock options granted as compensation to employees), deferred compensation expenses (net of deferred compensation due and payable within one year), intangibles-related asset impairment charges for such period attributable to the purchase price of acquisitions, Interest Charges for such period attributable to the Debentures, dividends paid during such period on, and other downward adjustments (in accordance with Financial Accounting Standard (FAS) No. 150, issued by the Financial Accounting Standards Board in 2003) to Consolidated Net Income for such period attributable to changes in the redemption value of, the Company's Preferred Stock issued and outstanding on June 30, 2003, minority interests and changes in deferred taxes, less any upward adjustments (in accordance with FAS No. 150) to Consolidated

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Net Income for such period attributable to changes in the redemption value of, the Company's Preferred Stock issued and outstanding on June 30, 2003, and any equity in the earnings of unconsolidated affiliated entities (net of dividends received), all as computed and consolidated for the Company and its Subsidiaries for such period in accordance with generally accepted accounting principles.".

                  ""CONSOLIDATED NET WORTH" shall mean, at any date, the excess, if any, of the total assets of the Company and its Subsidiaries over the total liabilities of the Company and its Subsidiaries, all as would be shown on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with generally accepted accounting principles (but Preferred Stock of the Company shall not in any event be treated as a liability).".

                  ""TOTAL BORROWED FUNDS" shall mean, at any date, the sum of
(x) Consolidated Funded Debt (excluding Consolidated Funded Debt attributable to
(A) the outstanding principal amount of the Debentures, in an amount not to exceed $125,000,000 and (B) obligations in respect of the Company's Preferred Stock issued and outstanding on June 30, 2003) as of such date plus (y) the excess, if any, of Consolidated Current Debt as of such date over the aggregate of Cash Equivalents of the Company and its Subsidiaries on hand as of such date (valued at the amount as would be shown for such items on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with generally accepted accounting principles) and not subject to any Lien (other than a Lien in favor of any such Consolidated Current Debt).".

         (d) Each of the Note Agreements is hereby amended by adding, in each case, the following defined terms and definitions in their entirety to Paragraph l0B thereof, respectively, each in its appropriate, respective position determined by alphabetical order:

                  ""CHANGE OF CONTROL" shall mean any event giving rise to the obligation of the Company to repurchase the Debentures as defined in the Indenture until such obligation ceases to exist."

                  ""DEBENTURES" shall mean those certain subordinated, convertible debentures issued by the Company under the Indenture, in an aggregate principal amount not greater than $150,000,000."

                  " "INCREMENTAL DEBENTURES" shall have the meaning ascribed thereto in Paragraph 6F hereof."

                  ""INDENTURE" shall mean the indenture, dated on or about October 28, 2003, pursuant to which the Debentures are issued by the Company."

         (e) Each Note Agreement and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of such Note Agreement, are hereby amended so that any reference to such Note Agreement shall mean a reference to such Note Agreement as amended hereby. Except as expressly modified and amended in this Amendment all of the terms, provisions and conditions of each Note Agreement and the agreements and instruments relating thereto shall remain unchanged and in full force and effect.

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2.       Representations, Warranties and Acknowledgment of the Company

                  The Company hereby: (a) represents and warrants as of the date hereof that (i) no Default or Event of Default has occurred and is continuing, and (ii) no material adverse change has occurred in the financial condition, assets, or prospects of the Company and its Subsidiaries, taken as a whole, since December 31, 2002; and (b) confirms and acknowledges that it has no defenses, offsets or counterclaims against any of its obligations under or in respect of either Note Agreement and that all amounts outstanding under and in respect of the respective Notes and each of the Note Agreements are owing to holders of the Notes without defense, offset or counterclaim.

3.       Effectiveness of Amendment

                  This Amendment shall become effective upon receipt by the Required Holders of (a) counterparts of this Amendment, executed and delivered by each of the parties hereto, and (b) a true and correct copy of the executed and effective Second Amendment to the 2001 Bank Agreement, dated as of October 2, 2003 (as amended and supplemented by the October 25, 2003 letter agreement relating thereto), receipt of which is hereby acknowledged.

4.       Miscellaneous

         (a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Note Agreements (as the case may be).

         (b) The Note Agreements, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

         (c) This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same agreement.

         (d) Upon the effectiveness of this Amendment, the Existing Amendment will be superseded and replaced in its entirety.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                     GREY GLOBAL GROUP INC.

                                     By:    /s/ Lester Feintuck
                                            ------------------------------------
                                     Title: SVP


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                                     THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

                                     By:    /s/ Christopher Carey
                                            -----------------------------------
                                     Title: Vice President

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